UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mercury Computer Systems, Inc.

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September 20, 2010

Dear Shareholder:

We will hold our Annual Meeting of Shareholders on October 21, 2010, beginning at 8:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824. We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date, and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett, President, Chief Executive Officer, and Director

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 21, 2010

The Annual Meeting of Shareholders of MERCURY COMPUTER SYSTEMS, INC. will be held on Thursday, October 21, 2010, at 8:00 a.m., local time, at our offices at 201 Riverneck Road, Chelmsford, Massachusetts 01824, for the following purposes:

1.	To elect three Class I directors nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified.

2.	To approve the amendment and restatement of our 2005 Stock Incentive Plan.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

4.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of three Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.

The Board of Directors has fixed the close of business on August 31, 2010, as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2010: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2010, are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

GERALD M. HAINES II Secretary

Chelmsford, Massachusetts

September 20, 2010

MERCURY COMPUTER SYSTEMS, INC.

201 RIVERNECK ROAD

CHELMSFORD, MA 01824

(978) 256-1300

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this proxy statement, with the accompanying proxy card, to you on or about September 20, 2010, in connection with the solicitation of proxies by the Board of Directors of Mercury Computer Systems, Inc. (“Mercury”), for the annual meeting of shareholders to be held on October 21, 2010, and any adjournment or postponement of that meeting. The meeting will be held on Thursday, October 21, 2010, beginning at 8:00 a.m., local time, at our offices, 201 Riverneck Road, Chelmsford, Massachusetts 01824. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date, and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

There are three matters scheduled for a vote:

•	election of three Class I directors, each to serve for a three-year term and until his successor has been duly elected and qualified;

•

approval of the amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”), including an increase in the aggregate number of shares authorized for issuance under the 2005 Plan by 1,000,000 shares and the other changes summarized in the proposal; and

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on August 31, 2010, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 31, 2010, the record date, will constitute a quorum for purposes of the meeting. On the record date, 24,254,627 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.

If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for Class I director named below under “Proposal 1: Election of Class I Directors;”

•	FOR the approval of the amendment and restatement of our 2005 Plan;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

•	in the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the election of directors and the proposal regarding the amendment and restatement of our 2005 Plan. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	deliver to our Corporation Secretary a written notice revoking your earlier vote;

•	deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•

Election of directors. The election of a nominee for director will be decided by a plurality of the votes cast. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will have no effect on the outcome of the election.

•

All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?

We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS

Who sits on the Board of Directors?

Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. Pursuant to Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of eight members, with Dr. Albert P. Belle Isle, Lee C. Steele, and Dr. Richard P. Wishner serving as Class I directors, Mark Aslett, George W. Chamillard, and William K. O’Brien serving as Class II directors, and George K. Muellner and Vincent Vitto serving as Class III directors.

The terms of the Class I, Class II, and Class III directors expire in 2010, 2011, and 2012, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that the Class I nominees listed below, which include one incumbent director and two new director nominees, be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed.

Dr. Belle Isle and Dr. Wishner, each of whom is currently a Class I director, are not standing for re-election at the annual meeting.

Directors’ Qualifications and Diversity

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs.

The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company’s interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company’s current situation and strategic plans. While the Nominating and Governance Committee does not have an explicit policy with respect to diversity, it may consider the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Nominating and Governance Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee’s independence, financial literacy, personal and professional accomplishments, and experience.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the nominees listed below.

Information about the Directors

The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class I nominees named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

The following information was provided by the director nominees and by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Nominated for a Term Ending in 2013:

James K. Bass	53	N/A	Mr. Bass has served as a director of TTM Technologies, Inc., a publicly-traded global printed circuit board manufacturer, since September 2000. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass’ qualifications to serve on our Board of Directors include his extensive experience in the technology marketplace, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.

Michael A. Daniels	64	N/A	Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006. Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc. Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010. From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004. Mr. Daniels served as

Name	Age	Year First Elected a Director	Principal Occupation
			Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions. From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer. Mr. Daniels’ qualifications to serve on our Board of Directors include his extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Lee C. Steele	61	2003	Mr. Steele has been a Financial Leadership Partner with Tatum LLC, an executive services and consulting firm (and a subsidiary of Spherion Corporation following its acquisition of Tatum in 2010), since 2002. From 2001 to 2002, he was Senior Vice President, Chief Financial Officer, and Treasurer of ARIAD Pharmaceuticals, Inc., a development stage biopharmaceuticals firm. From 1994 to 2001, he was Vice President, Chief Financial Officer, and Treasurer of American Science and Engineering, Inc., a manufacturer of high-technology security systems and medical devices. Prior to that, he was a consulting partner with Deloitte & Touche. Mr. Steele is one of our “audit committee financial experts” and the Chair of the Audit Committee. Mr. Steele’s qualifications to serve on our Board of Directors include his strong accounting and financial expertise and his executive experience as Chief Financial Officer of a publicly-traded company.

Dr. Belle Isle and Dr. Wishner, each of whom is currently a Class I director, are not standing for re-election at the annual meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Serving a Term Ending in 2011:

Mark Aslett	42	2007	Mr. Aslett has served as our President and Chief Executive Officer since November 2007. Prior to that, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks, a public technology company, from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including executive vice president of marketing, vice president of portfolio management, and president of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett served on the Board of Directors of Enterasys Networks from 2004 to 2006. He has also held positions at GEC Plessey Telecommunications, as

Name	Age	Year First Elected a Director	Principal Occupation
			well as other telecommunications-related technology firms. Mr. Aslett provides an insider’s perspective in Board discussions about the business and strategic direction of the Company with his detailed knowledge of the Company’s employees, customers, suppliers, business prospects, and markets.

George W. Chamillard	71	2004	Mr. Chamillard served as Chairman of the Board of Directors of Teradyne, Inc., a public company supplying automatic test equipment, from 2000 to his retirement in 2006, and as a member of the Board of Directors of Teradyne from 1996 until 2006. Mr. Chamillard served as Chief Executive Officer of Teradyne from 1997 to 2004, and as President of Teradyne from 1996 to 2003. Prior to being named as President of Teradyne, Mr. Chamillard served in various executive capacities at Teradyne. Mr. Chamillard’s qualifications to serve on our Board of Directors include his years of executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company.

William K. O’Brien	66	2008	Mr. O’Brien served as Executive Chairman at Enterasys Networks, a public technology company, from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004, and as a member of the Board of Directors of Enterasys from 2002 to 2006. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers. He has been a director of Virtusa Corporation, a publicly-traded company, since 2008. Mr. O’Brien is one of our “audit committee financial experts.” Mr. O’Brien’s qualifications to serve on our Board of Directors include his executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company, and his strong accounting and financial expertise.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2012:

Vincent Vitto	69	2006	Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of

Name	Age	Year First Elected a Director	Principal Occupation
			increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto’s qualifications to serve on our Board of Directors include his exceptional understanding of defense technology, particularly related to surveillance and communications, and experience managing major defense research laboratories.

George K. Muellner	67	2010	Mr. Muellner served as the president of Advanced Systems for the Integrated Defense Systems business unit of The Boeing Company, responsible for developing advanced cross-cutting concepts and technologies, and executing new programs, until his retirement in February 2008. Prior to this assignment, he was vice president-general manager of Air Force Systems at Boeing since July 2002. He joined Boeing in 1998. Prior to that, he served 31 years in the U.S. Air Force, retiring as a lieutenant general from the position of principal deputy for the Office of the Assistant Secretary of the Air Force for Acquisition in Washington, D.C. A highly decorated veteran, Mr. Muellner spent most of his career as a fighter pilot and fighter weapons instructor, test pilot, and commander. Mr. Muellner’s qualifications to serve on our Board of Directors include his executive experience with defense contracting, his military experience in the Company’s target defense market, and his knowledge of defense and aerospace technology.

CORPORATE GOVERNANCE

Independence

The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury, any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). In addition, the Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries.

Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is also a Mercury executive officer. The Board has also determined that Mr. Bass and Mr. Daniels are independent in accordance with applicable NASDAQ listing standards.

How are nominees for the Board selected?

Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class I director standing for election at the meeting: (1) Mr. Steele was most recently re-elected as a Class I director at the special meeting in lieu of the 2007 annual meeting of shareholders and; (2) Mr. Bass and Mr. Daniels have each been nominated for election as a Class I director by the Board upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee conducted a director search with the assistance of an independent director search firm, and Mr. Bass and Mr. Daniels were identified to the Nominating and Governance Committee in connection with this director search process.

When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. In practice, the committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the committee or others.

Shareholders who wish to submit director candidates for consideration should send such recommendations to our Corporation Secretary at our executive offices not fewer than 120 calendar days prior to the first anniversary of the date on which our proxy statement for the prior year was released. Such recommendations must include the following information:

•	the name and address of record of the shareholder submitting the recommendation;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

the name, age, business address, residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•	a description of the qualifications of the proposed director candidate that address the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed director candidate; and

•	the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected.

Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2011 Annual Meeting.”

Can I communicate with Mercury’s directors?

Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Corporation Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on our website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”

Audit Committee

The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.

During fiscal year 2010, the members of the Audit Committee were Mr. Steele (Chairman), Dr. Belle Isle, and Mr. O’Brien. The Board has determined that each of Mr. Steele and Mr. O’Brien qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The Compensation Committee is responsible for:

•	setting the compensation of our executive officers;

•

reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;

•	overseeing the administration of our equity-based and other long-term incentive plans;

•	exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan; and

•	reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board.

All of the independent directors on the Board annually review and approve our CEO’s corporate financial and individual management-by-results (“MBR”) performance objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Compensation Committee, and the Compensation Committee sets their compensation. Our Senior Vice President, Human Resources, and the Compensation Committee’s compensation consultant also make recommendations to the Compensation Committee regarding compensation for our executives.

The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our corporate benefits and finance departments and to outside service providers, as appropriate.

Our Senior Vice President, Human Resources, and the Compensation Committee’s compensation consultant provide input to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Compensation Committee has engaged Aon Consulting/Radford (“Radford”) since 2005 to assist the committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Compensation Committee, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal year 2010, Radford’s services were limited to providing compensation survey data for non-employee directors, executives, and non-executive employees.

During fiscal year 2010, the members of the Compensation Committee were Mr. Chamillard (Chairman), Dr. Wishner, and Mr. Vitto.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The committee has recommended the nominees for election at the meeting. In addition, the committee oversees the process by which the Board assesses its effectiveness. During fiscal year 2010, the members of the Nominating and Governance Committee were Mr. O’Brien (Chairman) (effective October 21, 2009), Dr. Belle Isle (through October 21, 2009), Dr. Wishner (through October 21, 2009), Mr. Johnsen (through January 4, 2010), Mr. Steele, and Mr. Vitto (effective October 21, 2009).

How often did the Board and committees meet in fiscal year 2010?

The Board of Directors met seven times during fiscal year 2010. The Audit, Compensation, and Nominating and Governance Committees met fifteen, nine, and six times, respectively, during fiscal year 2010. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met four times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Johnsen, our former Chairman of the Board, through January 4, 2010, and by Mr. Vitto, our current Chairman of the Board, effective January 5, 2010.

Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?

Directors are strongly encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2009 annual meeting of shareholders.

Does Mercury have stock ownership guidelines for directors?

Each non-employee director is expected to own or control, directly or indirectly, 8,000 shares of Mercury common stock within four years of first becoming a non-employee director, or within four years of April 22, 2009, whichever is later. Each non-employee director is expected to retain such investment as long as he is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.

Does Mercury have a Code of Business Conduct and Ethics?

Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mc.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824, attention: Corporation Secretary.

Does Mercury have a written policy governing related-person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the committee or to convene a special meeting of the committee, the chairman of the committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the chairman of the committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

How Does the Board of Directors Exercise Its Oversight of Risk?

Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management (“ERM”) process each fiscal year, which process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Manager of Internal Audit reviews the key risks identified in the ERM process and management’s plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.

In addition to discussions at regular Board meetings, the Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions, the Compensation Committee focuses on risks associated with our executive compensation policies and practices, and the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and NASDAQ requirements for director independence and the implementation of our corporate governance policies.

How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?

Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board’s specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director, as appointed from time to time, would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.

Prior to his retirement from the Board in 2008, the founder of our Company served as the Chairman of the Board and an independent director served as a Lead Director to preside over executive sessions of the independent directors. Following the founder’s retirement as Chairman in 2008, the Board has elected an independent director as Chairman. The Board has determined that having a separate Chairman and Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time. However, the roles of Chairman and CEO may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined in the future based upon the Company’s needs and the Board of Directors’ assessment of the Company’s leadership from time to time.

As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board’s evaluation of management’s ERM process.

Do Our Compensation Programs Create a Reasonable Likelihood of Material Adverse Effects for the Company?

Our general employee compensation programs are substantially less weighted towards incentive compensation and equity awards than those for our executive officers. While managers below the executive officers do have incentive compensation tied to Company performance, and do receive equity awards in the form of stock options or restricted stock, the relative weight of their fixed salary compensation is much greater than for the executive officers. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by business unit managers and corporate-level revenue recognition procedures.

Although any compensation program can create incentives that may prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Compensation Committee believes that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, the Compensation Committee has considered the following:

•

Our compensation program consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e., annual company bonus and equity awards) is based upon company and stock price performance. This mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

For the variable portion of compensation, the executive bonus program is an annual program that is focused on profitability while the equity program generally grants awards that have a four year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. In addition, we prohibit all our executive officers from short selling Mercury stock or from buying or selling puts, calls, or other derivative securities related to Mercury stock. By prohibiting such hedging transactions our executives cannot insulate themselves from the effects of poor stock performance.

•

In order for any employee, including our executive officers, to be eligible for the corporate financial performance element of our annual bonus program, our company must first achieve a certain level of profitability that is established annually by the Compensation Committee (we refer to this metric as “operating income”). We believe that focusing on profitability rather than other measures encourages a balanced approach to company performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating income target. In addition, 50% of over-achievement awards are banked and paid out over a multi-year period, with the executive forfeiting his banked award if he is not an employee of the Company on the date the award is scheduled to be paid unless he dies or leaves for good reason (as defined in the plan).

•	Our annual bonus program has been structured around attaining a certain level of profitability for several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

The calculation of our operating income target is defined annually by our Compensation Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers.

DIRECTOR COMPENSATION

How are the directors compensated?

The Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. We target non-employee director compensation between the 50th and 75th percentiles compared to peer companies.

Directors who are also our employees receive no additional compensation for serving on the Board of Directors. Each non-employee director receives an annual retainer of $55,000. In addition, the Chairman of the Board receives an additional annual retainer of $25,000, the chairman of the Audit Committee receives an additional annual retainer of $15,000, the chairman of the Compensation Committee receives an additional annual retainer of $12,000, and the chairman of the Nominating and Governance Committee receives an additional annual retainer of $6,000. All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

New non-employee directors are granted (i) stock options to purchase 15,000 shares of common stock and (ii) 10,000 shares of restricted stock in connection with their initial election to the Board. These awards vest as to 50% of the shares covered by the award on each of the first two anniversaries of the date of grant, and the stock options expire seven years after the date of grant. Non-employee directors may also receive annual equity awards at the discretion of the Board. Currently, non-employee directors receive annual stock option awards to purchase 8,000 shares and restricted stock awards for 5,333 shares. These awards vest as to 50% of the shares covered by the award on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and the stock options expire seven years after the date of grant. All of such awards immediately vest upon the occurrence of a change in control of Mercury.

How were the non-employee directors compensated for fiscal year 2010?

The compensation paid to the non-employee members of the Board of Directors with respect to fiscal year 2010 was as follows:

Director Compensation—Fiscal Year 2010

Name	Fees Earned	Option Awards($)(1)	Restricted Stock Awards(2)	Total
Dr. Albert P. Belle Isle	$58,000	$57,336	$55,517	$170,853
George W. Chamillard	67,000	57,336	55,517	179,853
Russell K. Johnsen(3)	40,000	57,336	55,517	152,853
William K. O’Brien	58,000	57,336	55,517	170,853
Lee C. Steele	70,000	57,336	55,517	182,853
Vincent Vitto(4)	67,500	57,336	55,517	180,353
Dr. Richard P. Wishner	55,000	57,336	55,517	167,853

(1)	This column represents the grant date fair value of stock option awards for fiscal year 2010 in accordance with FASB ASC Topic 718. The grant date fair value of the stock option awards granted to non-employee directors in fiscal year 2010 has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) expected life of option equal to 5 years; (b) expected risk-free interest rate of 2.38%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 87%; and (d) expected dividend yield of 0%.

(2)	This column represents the grant date fair value of restricted stock awards for fiscal year 2010 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal year 2010 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.
(3)	Mr. Johnsen resigned as a director and Chairman of the Board effective January 4, 2010. The grant date fair value of Mr. Johnsen’s option awards and restricted stock awards does not reflect the forfeiture of half of such awards upon his resignation as a director.
(4)	Mr. Vitto was elected as Chairman of the Board effective January 5, 2010.

PROPOSAL 2: APPROVAL OF AMENDMENT AND RESTATEMENT OF

MERCURY COMPUTER SYSTEMS, INC. 2005 STOCK INCENTIVE PLAN

At a meeting on September 14, 2010, the Board adopted, subject to the approval of our shareholders, an amendment and restatement of our 2005 Stock Incentive Plan (the “2005 Plan”). The amendment and restatement increases the aggregate number of shares authorized for issuance under the 2005 Plan by 1,000,000 shares and includes such other changes as are summarized below. The anticipated future grants under the 2005 Plan are for (i) annual grants to non-employee directors, executives, and key employees, (ii) new executives and key employees joining our existing business (i.e., other than in connection with acquisitions), and (iii) new executives and key employee joining us through or in connection with acquisition transactions.

Basis for Request for Additional Shares

In fiscal year 2010, we shifted our business focus away from our recent turnaround activities and toward growing the business organically and through acquisitions. We improved our working capital position, refreshed the product portfolio, developed a strong position in the intelligence, surveillance, and reconnaissance market that we believe will continue to grow, and grew our services and systems integration business. Fiscal year 2011 and beyond is about growth, both organic growth and inorganic growth through acquisitions. We are requesting additional shares for the plan both for recognition and retention awards to help run our business on an organic basis and to have flexibility to provide incentives to new executives and key employees obtained through or in connection with acquisitions.

While the additional shares will provide us with flexibility for planning purposes, we are cognizant of our current burn-rate commitments which cover fiscal years 2011 and 2012. Those commitments are discussed below, and they impose a limit on the number of shares we can issue during our current fiscal year and the following fiscal year.

Burn-Rate Commitments

In October 2008, in order to address potential shareholder concerns regarding the number of options or stock awards we could grant in a given year, the Board committed to our shareholders to limit the average annual volume of stock-based awards over a three-year period. Specifically, the Board committed that for fiscal years 2009 through 2011, we would limit grants of shares subject to options or stock awards to employees or non-employee directors, such that the annual average number of shares granted over such three-year period would not exceed 4.8% of the average number of shares of our common stock that were outstanding at the end of each of such three fiscal years.

In September 2009, the Board further committed to our shareholders that for fiscal years 2010 through 2012, we would limit grants of shares subject to options or stock awards to employees or non-employee directors, such that the annual average number of shares granted over such three-year period would not exceed 5.52% of the average number of shares of our common stock that were outstanding at the end of each of such three fiscal years.

As in prior years, the burn-rate limitations discussed above do not apply to awards settled in cash as opposed to the delivery of shares of our common stock, awards under plans assumed in acquisitions, and issuances under tax-qualified employee stock purchase plans and certain other tax-qualified plans. For purposes of calculating the number of shares granted in a fiscal year with respect to these commitments, stock awards have counted as equivalent to 1.5 option shares.

In connection with the approval by shareholders of this amendment and restatement of the 2005 Plan, the Board will commit to our shareholders that we will continue to satisfy our burn-rate commitments as discussed above with the exception that the burn-rate limitations will no longer apply in the specific circumstances described below. Specifically, shares under awards issued in the one-year period following the closing of an acquisition (whether completed as a stock purchase, a merger, an asset purchase, or another form of acquisition transaction) to attract and retain the following employees shall not count toward the calculation of our burn rate: (i) new employees to Mercury that were employees of the acquired business and (ii) new employees to the acquired business (or the operations of the acquired business after its integration into Mercury) that are hired within one year of the acquisition closing. The exclusion of acquisition-related grants from the burn rate calculation shall not apply to any grants to employees who are on the payroll of Mercury or its affiliates prior to the closing of such acquisition.

We believe we may need the flexibility to create incentive and retention grants for new employees to successfully integrate acquired companies, business, or assets, and this adjustment to the burn-rate limitations is intended to provide such flexibility.

Other Changes

In order to limit the amount of shareholder value that can be transferred through restricted stock awards, we have amended the 2005 Plan such that the grant of any award other than an option or stock appreciation right will reduce the number of shares of common stock available for issuance under the plan by 1.77 shares of common stock for each share actually subject to the award, instead of the 1.36 shares of common stock as previously provided in the plan. This has the effect of reducing the total value and number of shares of restricted stock that we can issue under the 2005 Plan.

Available Shares

As of August 31, 2010, there were 1,758,648 shares available for future grants under the 2005 Plan. Also as of that date, there were total options to purchase an aggregate of 2,583,687 shares outstanding under our equity compensation plans, with a weighted average exercise price of $13.75 and a weighted remaining contractual term of 4.60 years. That total option number includes exercisable options to purchase an aggregate of 1,922,545 shares, with a weighted average exercise price of $15.42 and a weighted remaining contractual term of 4.33 years. In addition, as of August 31, 2010, 1,263,603 restricted stock awards were outstanding, which restricted shares are included in the 24,254,627 shares outstanding as of such date.

In order to be able to make future grants, the Board has amended the 2005 Plan to increase the number of shares authorized for issuance under the 2005 Plan by an additional 1,000,000 shares. Based solely on the closing price of our common stock as reported on the NASDAQ Global Select Market on August 31, 2010 ($11.07 per share), the maximum aggregate market value of the additional 1,000,000 shares that could potentially be issued under the 2005 Plan is $11,070,000. If the shareholders approve the proposed amendment and restatement of the 2005 Plan, the additional shares to be issued under the 2005 Plan will be authorized but unissued shares.

Summary of the Amended and Restated 2005 Plan

The following is a summary of certain major features of amended and restated 2005 Plan. This summary is subject to the specific provisions contained in the full text of the amended and restated 2005 Plan, which is attached as Appendix A to this proxy statement.

Plan Administration. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2005 Plan. The Compensation Committee may delegate to our CEO or any other executive officers the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants. Persons eligible to participate in the 2005 Plan will be those full or part-time officers, employees, non-employee directors, and other key persons (including consultants and prospective officers) of Mercury and its subsidiaries as selected from time to time by the Compensation Committee. As of August 31, 2010, approximately 535 individuals were eligible to participate in the 2005 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 300,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. The performance criteria for performance grants are set forth in the 2005 Plan.

Effect of Grants. The grant of any award other than an option or a stock appreciation right will reduce the number of shares of common stock available for issuance under the 2005 Plan by 1.77 shares of common stock for each such share actually subject to the award and will be deemed as an award of 1.77 shares of common stock for each such share actually subject to the award. The grant of an option or a stock appreciation right will be deemed as an award of one share of common stock for each such share actually subject to the award.

Stock Options. The 2005 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2005 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. The amended and restated 2005 Plan provides for 5,092,264 shares that can be granted in the form of incentive stock options.

The term of each option will be fixed by the Compensation Committee and may not exceed seven years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to Mercury.

Upon exercise of options, the option exercise price must be paid in full (1) in cash, by certified or bank check, or other instrument acceptable to the Compensation Committee, (2) by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee, or (3) subject to applicable law, by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine, provided that (1) upon exercise of a stock appreciation right granted in tandem with an option, the applicable portion of any related option shall be surrendered, and (2) stock appreciation rights granted in tandem with options are exercisable at such time or times and to the extent that the related stock options are exercisable. The term of each stock appreciation right may not exceed seven years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified restricted period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards made to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Deferred Stock Awards. The Compensation Committee may award phantom stock units as deferred stock awards to participants. Deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized below) and/or continued employment with Mercury through a specified vesting period. However, in the event awards made to employees have a performance-based goal, the restriction period will be at least one year, and in the event any awards have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. In the Compensation Committee’s sole discretion and subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a deferred stock award.

Performance-Based Awards. To ensure that certain awards granted under the 2005 Plan, including awards of restricted stock and deferred stock, to a “covered employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2005 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of one or more of the performance criteria stated above. Subject to adjustments for stock splits and similar events, the maximum award of restricted stock or deferred stock (or combination thereof) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of common stock (subject to adjustments for stock splits and similar events) for any performance cycle.

Detrimental Activity. The Compensation Committee may cancel, rescind, suspend, or otherwise limit any award to a participant if the participant engages in detrimental activities, including rendering services to a competitor of Mercury, disclosing confidential information without permission, refusing to assign inventions to Mercury, soliciting employees or customers of Mercury, engaging in an activity that results in a termination for cause, materially violating any internal policies of Mercury, or being convicted of, or pleading guilty to, a crime.

Tax Withholding. Participants in the 2005 Plan are responsible for the payment of any federal, state, or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes. Effective May 1, 2010, the Compensation Committee discontinued the net share settlement practice for settling restricted stock awards.

Change in Control Provisions. The 2005 Plan provides that, if there is a change in control of Mercury that is approved by the Board of Directors:

•

For awards with grant dates prior to November 17, 2008, if the grantee has a minimum of six months of service, 50% of such grantee’s unvested awards will become vested and immediately exercisable upon consummation of the change in control.

•

For awards with grant dates on or after November 17, 2008, if the grantee has a minimum of six months of service and within six months of the consummation of the change in control, the grantee’s employment is involuntarily terminated by us for reasons other than for “cause” or the grantee resigns for “good reason”, 50% of such grantee’s unvested awards will become vested and immediately exercisable. If, in connection with the change in control, awards granted under the 2005 Plan are cancelled or otherwise terminated upon consummation of the change in control, then instead of accelerated vesting, the grantee will receive a cash payment for 50% of the value of his or her unvested awards (determined based on the price of our common stock at the time of consummation of the change in control). The foregoing is conditioned on the grantee’s execution of an effective release of claims if the value of the accelerated vesting or cash payment exceeds $25,000.

If there is a change of control that is not approved by the Board of Directors, all of the unvested awards under the 2005 Plan (regardless of the grant date) will become vested and immediately exercisable upon the change of control. Further, upon any change of control, all outstanding awards held by non-employee directors will automatically become fully vested.

Amendments and Termination. The Board may at any time amend or discontinue the 2005 Plan, and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2005 Plan, including any amendments that increase the number of shares reserved for issuance under the 2005 Plan, expand the types of awards available under the 2005 Plan, materially expand the eligibility to participate in the 2005 Plan, materially extend the term of the 2005 Plan, or materially change the method of determining the fair market value of common stock, will be subject to approval by shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2005 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Mercury or a merger or other transaction, without prior shareholder approval, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

New Plan Benefits

It is not possible to state the persons who will receive options or awards under the 2005 Plan in the future or the amount of options or awards that will be granted under the 2005 Plan. The following table provides information with respect to awards granted under the 2005 Plan in the fiscal year ended June 30, 2010. This table does not include any grants made following the end of fiscal year 2010 as described in “Compensation Discussion and Analysis.”

	Options			Restricted Stock Grants
Name and Position	Dollar Value(1)	Number	Average Exercise Price	Dollar Value(2)	Number
Mark Aslett	$—	—	$—	$1,179,600	120,000
President and Chief Executive Officer
Robert E. Hult	—	—		412,860	42,000
Senior Vice President, Chief Financial Officer, and Treasurer
Craig A. Saline	—	—	—	117,960	12,000
Senior Vice President, Human Resources
Didier M.C. Thibaud	—	—	—	909,275	92,500
Senior Vice President and General Manager, Advanced Computing Solutions
Alex A. Van Adzin	—	—	—	176,940	18,000
Former Vice President, General Counsel, and Secretary
All executive officers as a group	—	—	—	2,796,635	284,500
All non-executive officer directors	401,352	56,000	10.41	388,616	37,331
Employees as a group (excluding executive officers)	—	—	—	3,033,570	287,100

(1)	The dollar value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following weighted-average assumptions: (a) expected life of option equal to 5 years; (b) expected risk-free interest rate of 2.38%, which is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life; (c) expected stock volatility of 87%; and (d) expected dividend yield of 0%.

(2)	The dollar value of each restricted stock grant is estimated on the date of grant by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

Equity Compensation Plans

The following table sets forth information as of June 30, 2010 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders(2)	2,612,018	(3)	$13.70	2,722,594	(4)
Equity compensation plans not approved by shareholders	—		—	—

TOTAL	2,612,018		$13.70	2,722,594

(1)	Does not include outstanding unvested restricted stock awards.
(2)	Consists of our 1997 and 1998 equity plans, the 2005 Plan, and the 1997 Employee Stock Purchase Plan (“ESPP”).
(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.
(4)	Includes 253,475 shares available for future issuance under the ESPP and 2,469,119 shares available for future issuance under the 2005 Plan. We are no longer permitted to grant awards under our 1997 and 1998 equity plans.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2005 Plan. It does not describe all federal tax consequences under the 2005 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for Mercury for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Restricted Stock. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time that the stock is no longer subject to forfeiture, minus any amount paid for such stock. However, a recipient who so elects under Section 83(b) of the Code, within 30 days of the date of issuance of the restricted stock, will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund, or loss for tax purposes with respect to the forfeited shares. Mercury generally will receive a tax deduction equal to the amount includable as ordinary income to the recipient.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Mercury, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Our Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2005 Plan may be limited to the extent that the CEO or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1,000,000 a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2005 Plan is structured to allow grants to qualify as performance-based compensation, as described above.

Required Vote

Approval of the amendment and restatement of the 2005 Plan requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment and restatement of the 2005 Plan.

Recommendation

The Board of Directors recommends a vote “FOR” the approval of the amended and restated 2005 Plan.

The Board believes that stock options and other stock-based incentive awards can play an important role in the success of our company by encouraging and enabling the current employees, consultants, officers, and non-employee directors and prospective officers and employees of Mercury and its subsidiaries, upon whose judgment, initiative, and efforts we largely depend for the successful conduct of our business, to acquire a proprietary interest in our company. The Board anticipates that providing such persons with a direct stake in our company will ensure a closer identification of the interests of participants in the 2005 Plan with those of Mercury and its shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with our company.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2011. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.

Required Vote

Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2011 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment.

Recommendation

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2011.

VOTING SECURITIES

Who owns more than 5% of our stock?

On August 31, 2010, there were 24,254,627 shares of our common stock outstanding. On that date, to our knowledge, there were six shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of August 31, 2010. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Royce & Associates, LLC(1)	3,205,549	13.2%
Barrow, Hanley, Mewhinney & Strauss, Inc.(2)	1,621,053	6.7
Renaissance Technologies LLC(3)	1,529,935	6.3
Black Rock, Inc.(4)	1,826,985	7.5
Soros Fund Management LLC(5)	1,338,466	5.5
Dimensional Fund Advisors LP(6)	1,305,996	5.4

(1)	Based on a Schedule 13G/A filed with the SEC on January 26, 2010, reporting beneficial ownership as of December 31, 2009. The reporting entity’s address is 745 Fifth Avenue, New York, New York 10151.
(2)

Based on a Schedule 13G filed with the SEC on February 8, 2010, reporting beneficial ownership as of December 31, 2009. The filing reported sole voting power with respect to 692,320 shares, shared voting power with respect to 928,733 shares, and sole investment power with respect to 1,621,053 shares. The reporting entity’s address is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201.

(3)	Based on a Schedule 13G/A filed by Renaissance Technologies LLC and James H. Simons with the SEC on February 12, 2010, reporting beneficial ownership as of December 31, 2009. The filing reported sole voting power with respect to 1,476,001 shares, sole investment power with respect to 1,507,418 shares, and shared investment power over 22,517 shares. The address of the reporting persons is 800 Third Avenue, New York, New York 10022.
(4)

Based on a Schedule 13G filed by Black Rock, Inc. with the SEC on January 20, 2010, reporting beneficial ownership as of December 31, 2009. The reporting entity’s address is 40 East 52nd Street, New York, New York 10022.

(5)

Based on a Schedule 13G/A filed by Soros Fund Management LLC, George Soros, Robert Soros, and Jonathan Soros with the SEC on February 16, 2010, reporting beneficial ownership as of December 31, 2009. The reporting entities’ address is 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

(6)	Based on a Schedule 13G/A filed with the SEC on February 10, 2010, reporting beneficial ownership as of December 31, 2009. The filing reported sole voting power with regard to 1,276,184 shares and sole investment power with respect to an aggregate of 1,305,996 shares. The reporting entity’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

How much stock does each of Mercury’s directors and executive officers own?

The following information is furnished as of August 31, 2010, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer) and director nominees; (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors, director nominees, and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Mark Aslett(2)	487,758	2.0%
James K. Bass	0	0
Dr. Albert P. Belle Isle(3)	104,353	**
George W. Chamillard(4)	98,333	**
Michael A. Daniels	0	0
George K. Muellner(5)	10,000	**
William K. O’Brien(6)	28,333	**
Lee C. Steele(7)	109,833	**
Vincent Vitto(8)	75,333	**
Dr. Richard P. Wishner(9)	112,233	**
Robert E. Hult(10)	303,253	1.2
Craig A. Saline(11)	57,328	**
Didier M.C. Thibaud(12)	353,551	1.4
All directors, director nominees, and executive officers as a group (14 persons)(13)	1,795,308	7.1%

*	The address for each director and executive officer is c/o Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.
**	Less than 1.0%.
(1)	The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 31, 2010 are outstanding.
(2)	Includes (a) 68,116 shares owned by Mr. Aslett individually; (b) 187,500 shares which may be acquired by Mr. Aslett within 60 days of August 31, 2010 through the exercise of stock options; and (c) 232,142 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).
(3)	Includes (a) 7,667 shares owned by Dr. Belle Isle individually; (b) 94,020 shares which may be acquired by Dr. Belle Isle within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Dr. Belle Isle under our stock-based plans (as to which Dr. Belle Isle has sole voting power, but which are subject to restrictions on transfer).
(4)	Includes (a) 12,667 shares owned by Mr. Chamillard individually; (b) 83,000 shares which may be acquired by Mr. Chamillard within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Mr. Chamillard under our stock-based plans (as to which Mr. Chamillard has sole voting power, but which are subject to restrictions on transfer).
(5)	Includes 10,000 restricted shares awarded to Mr. Muellner under our stock-based plans (as to which Mr. Muellner has sole voting power, but which are subject to restrictions on transfer).
(6)	Includes (a) 2,667 shares owned by Mr. O’Brien individually; (b) 23,000 shares which may be acquired by Mr. O’Brien within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).

(7)	Includes (a) 14,667 shares owned by Mr. Steele individually; (b) 92,500 shares which may be acquired by Mr. Steele within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Mr. Steele under our stock-based plans (as to which Mr. Steele has sole voting power, but which are subject to restrictions on transfer).
(8)	Includes (a) 2,667 shares owned by Mr. Vitto individually; (b) 70,000 shares which may be acquired by Mr. Vitto within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Mr. Vitto under our stock-based plans (as to which Mr. Vitto has sole voting power, but which are subject to restrictions on transfer).
(9)	Includes (a) 29,067 shares owned by a family trust (as to which Dr. Wishner has sole voting and investment power); (b) 80,500 shares which may be acquired by Dr. Wishner within 60 days of August 31, 2010 through the exercise of stock options; and (c) 2,666 restricted shares awarded to Dr. Wishner under our stock-based plans (as to which Dr. Wishner has sole voting power, but which are subject to restrictions on transfer).
(10)	Includes (a) 30,878 shares owned by Mr. Hult individually; (b) 210,375 shares which may be acquired by Mr. Hult within 60 days of August 31, 2010 through the exercise of stock options; and (c) 62,000 restricted shares awarded to Mr. Hult under our stock-based plans (as to which Mr. Hult has sole voting power, but which are subject to restrictions on transfer).
(11)	Includes (a) 23,328 shares owned by Mr. Saline individually; (b) 15,000 shares which may be acquired by Mr. Saline within 60 days of August 31, 2010 through the exercise of stock options; and (c) 19,000 restricted shares awarded to Mr. Saline under our stock-based plans (as to which Mr. Saline has sole voting power, but which are subject to restrictions on transfer).
(12)	Includes (a) 39,736 shares owned by Mr. Thibaud individually; (b) 194,440 shares which may be acquired by Mr. Thibaud within 60 days of August 31, 2010 through the exercise of stock options; and (c) 119,375 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).
(13)	Includes (a) 215,434 shares owned by directors and executive officers individually or by family trusts as to which each has sole voting and investment power; (b) 16,026 shares owned by directors and executive officers and their respective spouses (including family trusts) as to which each shares voting and investment power; (c) 1,050,335 shares which may be acquired within 60 days of August 31, 2010 through the exercise of stock options; and (d) 513,513 restricted shares awarded to the executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).

EXECUTIVE OFFICERS

Who are Mercury’s executive officers?

The following persons are our executive officers as of September 20, 2010:

Name	Position
Mark Aslett	President and Chief Executive Officer
Gerald M. Haines II	Senior Vice President, Corporate Development, Chief Legal Officer, and Secretary
Robert E. Hult	Senior Vice President, Chief Financial Officer, and Treasurer
Craig A. Saline	Senior Vice President, Human Resources
Charles A. Speicher	Vice President, Controller, and Chief Accounting Officer
Didier M.C. Thibaud	Senior Vice President and General Manager, Advanced Computing Solutions

Where can I obtain more information about Mercury’s executive officers?

Biographical information concerning our executive officers and their ages can be found in Item 4.1 titled “Executive Officers of the Registrant” in our annual report on Form 10-K for the fiscal year ended June 30, 2010, which item is incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide our executives with competitive pay opportunities with actual pay heavily influenced by the attainment of corporate financial and individual management-by-results (“MBR”) performance objectives. Our compensation philosophy is intended to meet the following objectives:

•

offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value; and

•	achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives and individual MBR performance objectives.

To accomplish these objectives, our executive compensation programs are designed to maintain a significant portion of an executive’s total compensation at risk tied to our annual and long-term financial performance.

We support a “pay-for-performance” philosophy by tracking performance and recognizing and rewarding employee contributions toward Mercury’s success. Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the technology and defense industries, apply pay-for-performance principles, and are appropriately aligned with Mercury’s financial goals.

We benchmark executive compensation between the 50th and 75th percentiles compared to peer companies, with base salary at the 50th percentile and total compensation between the 50th and 75th percentiles.

How We Determine Executive Compensation

The Compensation Committee has responsibility for our executive compensation philosophy and the design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found earlier in this proxy statement under “Corporate Governance—What committees has the Board established?—Compensation Committee.”

The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s compensation by a majority of the independent directors on the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate financial and individual MBR performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer companies.

The Compensation Committee has engaged the services of Radford, an Aon Consulting company, as an independent compensation consultant. Radford assists the Compensation Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal year 2010, Radford’s services were limited to providing compensation survey data for non-employee directors, executives, and non-executive employees. For non-executive employees, management also uses a second compensation consultant to provide market compensation data.

In connection with its benchmarking efforts, the Compensation Committee considers data included in the Radford Executive Compensation Survey for both High Technology companies and Defense and Aerospace companies from which we may draw talent and also specific peer group data. The Compensation Committee annually reviews the companies included in the peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful. The Compensation Committee used the following peer group in its determination of total compensation for fiscal year 2010: American Science and Engineering, Inc.; Analogic Corporation; Anaren, Inc.; Argon ST, Inc.; Axsys Technologies, Inc.; Cognex Corporation; Ducommun Incorporated; Electro Scientific Industries, Inc.; EMS Technologies, Inc.; Herley Industries, Inc.; IRobot Corporation; MRV Communications, Inc.; MSC.Software Corporation; Radisys Corporation; Stratasys, Inc.; Symmetricom, Inc.; Vicor Corporation; and Zygo Corporation. During fiscal year 2010, Radford assisted us in updating the peer group of companies. We retained the same peer group with the following exceptions: (i) MRV Communications, Inc., Vicor Corporation, and Zygo Corporation were removed, (ii) Axsys Technologies, Inc. and MSC.Software Corporation were acquired and are no longer public companies, and (iii) Applied Signal Technology, Inc., Comtech Telecommunications Corp., CPI International, Inc., Integral Systems, Inc., and NCI, Inc. were added to the peer group. Data with respect to the updated peer group was considered by the Compensation Committee in determining equity award grants in August 2010 (fiscal year 2011). In selecting this peer group, the Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on industries similar to Mercury’s target markets.

In particular, the Compensation Committee reviewed the following elements of compensation against the benchmarking data:

•	base salary;

•	target bonus;

•	total target cash compensation;

•	target long-term incentive compensation, which consists of equity awards; and

•	target total direct compensation (i.e., target cash plus target long-term incentive compensation).

Each such element of compensation was compared to data from the Radford High Technology Executive Report at the 25 th, 50th, and 75th percentiles for a market composite. The market composite used for fiscal year 2010 consisted of a blend of: (i) public companies with revenue between $150 and $350 million (average revenue $240 million); and (ii) public companies with revenue between $150 and $500 million (average revenue $270 million).

The Radford survey data and peer group data, as applicable, were reviewed together to form a final market data point. All forms of compensation were then evaluated relative to the market median. Individual compensation pay levels may vary from this reference point based on individual performance and other considerations, including an executive’s relative experience in a new position, the initial compensation levels required to attract qualified new hires, and the compensation levels required to retain highly qualified executives.

The Compensation Committee evaluated the benchmarking data in connection with its determination of compensation levels for fiscal year 2010. The data from this benchmarking indicated that base salary for our named executive officers was generally between the 50th to 75th percentiles. The data from the benchmarking also indicated that target bonus as a percentage of base salary for our named executive officers was generally around the 50th percentile. Total target cash compensation for our named executive officers was also generally around the 50th percentile. The benchmarking data indicated that the target long-term incentive compensation for our named executive officers was generally between the 25th and 50th percentiles. Total target direct compensation for our named executive officers was also generally between the 25th and 50th percentiles.

We base our total compensation program not only on the application of corporate financial and individual MBR performance considerations and competitive positioning against our peer group, but also through the application of CEO and Compensation Committee judgment. Our Board of Directors reserves the right to determine payouts under the portion of the CEO’s annual executive bonus tied to individual MBR performance objectives without regard to previously-established goals if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the Board’s judgment. The CEO is afforded similar discretion in recommending bonus payouts tied to individual MBR performance objectives for our other executive officers.

Our Elements of Total Compensation

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based elements are designed to reward performance at two levels: (1) individual MBR performance; and (2) corporate financial performance compared to annual business goals.

We compensate our executives principally through base salary, performance-based annual bonuses, and equity awards. The objective of this approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver financial results. The Compensation Committee has chosen to put a substantial portion of each executive’s total compensation at risk, contingent upon the achievement of our annual operating plan and year-over-year revenue growth.

Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are set by the Compensation Committee following its review and approval of recommendations from the CEO. For the CEO, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on the Board.

Base Salary

In general, the Compensation Committee targets base salaries between the 50th and 75th percentiles of the market composite used for executive compensation analysis. In addition, when the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk.

For fiscal year 2010, we made no changes in the base salaries for our named executive officers, except for Mr. Thibaud whose base salary was increased from $285,000 to $290,000 for internal pay parity purposes. Holding base salaries at prior-year levels was consistent with market conditions during fiscal year 2010.

Annual Executive Bonus Program

Our annual executive bonus program is the variable performance-based element of our overall compensation program. This bonus program provides the potential for additional cash compensation for our executive officers based on achieving the corporate financial and, where applicable, operational goals contained in the annual operating plan that is approved by our Board of Directors around the beginning of the fiscal year, as well as individual MBR performance goals. Participants in the program are senior executives who have a strategic function and are recommended by the CEO to the Compensation Committee for participation in the program. This program consists of two elements: (1) target bonuses; and (2) over-achievement awards. Each executive officer’s target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. In addition, each executive officer’s over-achievement award is determined based on actual operating income exceeding budgeted operating income for the fiscal year. Actual operating income, as used in the annual executive bonus program, is a non-GAAP measure and all references to actual operating income in this Compensation Discussion and Analysis refer to such non-GAAP measure. We calculate actual operating income by excluding from GAAP operating income the impact of: stock-based compensation expense; amortization of acquired intangible assets; in-process research and development expenses; impairment of goodwill and long-lived assets; restructuring charges; sales of long-lived assets; inventory writedowns resulting from business closures; tax valuation allowances; and the difference between GAAP and non-GAAP tax (benefit) provision.

The following table indicates for fiscal year 2010: (1) the target bonus for each named executive officer as a percentage of his base salary; (2) the percentage of the target bonus tied to corporate financial performance objectives; and (3) the percentage of the target bonus tied to individual MBR performance objectives.

Named Executive Officer	Fiscal year 2010 Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives	Portion Related to Individual MBR Performance Objectives
Mark Aslett	100%	75%	25%
Robert E. Hult	60	75	25
Craig A. Saline	50	75	25
Didier M.C. Thibaud	60	75	25
Alex A. Van Adzin	50	75	25

For all of our named executive officers, we allocate a majority of their bonus potential to the achievement of overall corporate financial performance objectives, which are based on the achievement of an operating income target in the strategic operating plan for the fiscal year. For fiscal year 2010, the operating income target was $23.1 million.

Corporate Financial Performance Objectives

The corporate financial performance portion of the annual executive bonus program would become fully payable only if our actual operating income for fiscal 2010 was $23.1 million. Achieving our fiscal year 2009’s actual operating income of $17.5 million would yield a payout of 50% of the corporate financial performance bonus. The payment percentage increases proportionately with operating income of $23.1 million yielding a 100% payout of the corporate financial performance bonus. The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target, and maximum operating income objectives.

Fiscal year 2010 actual operating income was $23.5 million, satisfying the $23.1 million target and allowing the corporate financial performance element of the annual bonuses to be paid at 100%.

Over-Achievement Awards

Each executive officer’s over-achievement award for fiscal year 2010 was based on the executive’s share of the over-achievement award pool. The percentage of the over-achievement award pool granted to an executive is the same percentage as the individual executive’s participation in the annual executive bonus program relative to the size of the total size of the executive bonus program for the fiscal year. The size of the over-achievement award pool is determined based on the amount by which actual operating income exceeded budgeted operating income. In order to receive an over-achievement award in fiscal year 2010, the Company had to satisfy a $198.8 million revenue target and actual operating income had to exceed budgeted operating income. For fiscal year 2010, actual revenue was $199.8 million, and actual operating income exceeded budgeted operating income by $0.4 million. The fiscal year 2010 over-achievement award pool was 25% of the excess of actual operating income over budgeted operating income, and the named executive officers received the following percentages of the over-achievement award pool: Mr. Aslett, 33.9% (or $34,752); Mr. Hult, 11.8% (or $12,094); Mr. Saline, 6.8% (or $6,950); Mr. Thibaud, 11.8% (or $12,094); and Mr. Van Adzin, 8.5% (or $8,688). The balance of the pool was shared by four other members of senior management.

To aid executive retention, 50% of the over-achievement award earned is banked and paid out annually over a three-year period. Banked over-achievement awards are forfeited if the executive is terminated for cause or resigns without good reason and are paid if the executive is terminated without cause, resigns for good reason, leaves pursuant to a planned retirement, or dies.

An individual executive’s over-achievement award is subject to a cap that limits the award to no more than the total target bonus for corporate financial and MBR performance objectives for such executive. On an aggregate basis, in fiscal year 2010, our executives earned over-achievement awards of $0.1 million out of a total potential (i.e. capped) pool of $1.5 million. The fiscal year 2010 over-achievement awards earned were equal to approximately 7% of the cap on such awards.

Individual MBR Performance Objectives

Individual MBR performance objectives for our executive officers (other than the CEO) are initially recommended by our CEO after consultation with the affected executive officers and reviewed and approved by the Compensation Committee. These individual MBR performance objectives are intended to focus the executive’s actions for the following fiscal year in line with our operating plan. At the end of the fiscal year, the CEO measures individual achievement for an executive officer by comparing actual performance of the executive to the previously established goals. The CEO is permitted to change an executive officer’s individual MBR performance objectives, or recommend a payout without regard to previously-established goals, if changes in Mercury’s business or strategy or other extenuating circumstances warrant such decision in the CEO’s judgment. No such changes were made during fiscal year 2010 for our named executive officers. At the end of the fiscal year, the CEO reports to the Compensation Committee on the executive officers’ achievement of individual MBR performance objectives, and the Compensation Committee reviews and approves the payout of the individual MBR performance objective bonuses to our executive officers (other than the CEO), based on the CEO’s recommendation.

Individual MBR performance objectives for our CEO are established by the independent directors on the Board of Directors upon the recommendation of the Compensation Committee. At the end of the fiscal year, all of the independent directors evaluate the CEO’s performance in light of the previously-established goals, and based on that review, the Compensation Committee approves the payout of the CEO’s individual MBR performance objective bonus, which is subject to ratification by a majority of the independent directors on our Board.

Set forth below are the specific individual MBR performance objectives for our named executive officers for fiscal year 2010.

Mark Aslett. The individual MBR performance objectives for Mr. Aslett established by the independent directors on the Board of Directors, upon the recommendation of the Compensation Committee, were as follows:

•	deliver the product roadmap as set forth in Mercury’s strategic operating plan (25% of individual MBR bonus potential);

•	accelerate MFS revenue growth and explore complementary acquisitions (25% of individual MBR bonus potential);

•	position ACS for full growth potential by achieving new product design wins and increased services and systems integration bookings and revenue (25% of individual MBR bonus potential); and

•	upgrade and develop our human capital in systems knowledge capabilities, middle management, finance, and MFS business development (25% of individual MBR bonus potential).

Robert E. Hult. The individual MBR performance objectives for Mr. Hult approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•	build-out and strengthen the finance team (20% of individual MBR bonus potential);

•	provide support for acquisitions, including due diligence, funding, and integration (20% of individual MBR bonus potential);

•	drive shareholder value by targeting growth investors and increasing sell-side analyst coverage (20% of individual MBR bonus potential);

•	deliver the target business model as set forth in the strategic operating plan (20% of individual MBR bonus potential); and

•	enhance the finance organization’s technology infrastructure (20% of individual MBR bonus potential).

Craig A. Saline. The individual MBR performance objectives for Mr. Saline approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•	address gaps in staffing to implement Mercury’s growth strategy (40% of individual MBR bonus potential);

•	access the development of executives and middle management and implement leadership succession and development plans (20% of individual MBR bonus potential);

•	align communication, recognition, and compensation to implement Mercury’s growth strategy (20% of individual MBR bonus potential); and

•	develop, hire, and train the workforce to increase cross-functional capabilities (20% of individual MBR bonus potential).

Didier M.C. Thibaud. The individual MBR performance objectives for Mr. Thibaud approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•

increase new product design wins and grow services and systems integration bookings by fiscal year end, increase contact with key customers as part of growth strategy, develop acquisition targets and a process for an ACS acquisition, and develop an ACS marketing plan (45% of individual MBR bonus potential);

•

integrate Mercury’s products to deliver complete subsystems, implement new modular software architecture, deliver the product roadmap to drive design wins, and develop key partnerships for growth (30% of individual MBR bonus potential);

•	develop a flexible workforce in engineering, operations, and services and systems integration (10% of individual MBR bonus potential);

•

build stronger business development and marketing organizations, train the sales force on Mercury’s message, products, and technology, assess ACS talent, and develop a succession plan (10% of individual MBR bonus potential); and

•	reduce inventory, achieve product cost reductions, increase backlog, and achieve improved cash flow linearity (5% of individual MBR bonus potential).

Alex A. Van Adzin. The individual MBR performance objectives for Mr. Van Adzin approved by the Compensation Committee, upon the recommendation of the CEO, were as follows:

•

integrate two new attorneys into the company, increase internal production of legal work to reduce external legal fees, rebalance legal department skills and staffing to strengthen the group and align to growing needs in government contracting, software licensing, and regulatory compliance (25% of individual MBR bonus potential);

•	deliver legal support for acquisitions, including due diligence, negotiated deal structures, acquisition agreement, closing support, and integration (25% of individual MBR bonus potential);

•	deliver legal and corporate governance support for MFS and continue to support Mercury’s Board (20% of individual MBR bonus potential);

•

handle new and larger government contracts, develop government contracting policies, drive commercial item and organizational conflict of interest learning into processes at ACS and MFS, and reduce external legal costs by internal production (15% of individual MBR bonus potential);

•

increase export compliance product line coverage, deliver advanced export compliance training, and support export compliance programs at Japanese and U.K. subsidiaries (10% of individual MBR bonus potential); and

•

integrate a new facility security officer into the company, strengthen Defense Security Service (“DSS”) compliance program, and develop a DSS audit plan for Massachusetts, Alabama, and Virginia facilities (5% of individual MBR bonus potential).

Our named executive officers satisfied their individual MBR performance objectives as follows: Mr. Aslett, 85%; Mr. Hult, 88%; Mr. Saline, 88%; Mr. Thibaud, 81%; and Mr. Van Adzin, 87%. MBR objective satisfaction at less than 100% reflected that some individual MBRs were not achieved in full.

Annual Executive Bonus Program for Fiscal Year 2011

For fiscal year 2011, the target bonus as a percentage of base salary for the CEO under the annual executive bonus program will be 100%; for Senior Vice Presidents will be 50 to 60%; and for Vice Presidents will be 35 to 50%. Also, for fiscal year 2011, the bonus components for our executive officers will be 75% for corporate financial performance objectives and 25% for individual MBR performance objectives. The over-achievement award pool for fiscal year 2011 will be 25% of the amount, if any, by which actual adjusted EBITDA exceeds budgeted adjusted EBITDA. The operating income definition previously used for the bonus program will be replaced in fiscal year 2011 with adjusted EBITDA. This change in the non-GAAP financial performance metric will more closely align our bonus plan metric with our external financial reporting. We calculate adjusted EBITDA as income from continuing operations adjusted for the following: income tax expense; interest income (net); depreciation; amortization of acquired intangible assets; impairment of long-lived assets; restructuring; acquisition costs and other related expenses; and stock-based compensation expense.

Equity Compensation

We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting Mercury’s long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration.

In considering the executive’s current contribution to Mercury, the Compensation Committee reviews the executive’s role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the CEO, CFO, and business unit leaders tend to have larger equity awards than our other executive officers.

In terms of the executive’s anticipated contribution to meeting long-term strategic performance goals, the Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executive officers other than the CEO. The Compensation Committee considers the incentive and retention value that equity awards may provide.

Finally, the Compensation Committee reviews proposed equity awards to executive officers against benchmarking and peer group data. The Compensation Committee believes that equity awards create an incentive in addition to the annual executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Compensation Committee intends for equity awards to executive officers as part of their long-term incentive compensation to generally be in line with industry practices and norms, both in terms of the type of equity award (e.g., stock options versus restricted stock) and the amount of the award.

The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board; and

•

the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month following the date of hire, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August, or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board, or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.

Under the equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the committee believes, in good faith, that neither the members of the committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.

Effective August 17, 2009, we granted restricted stock awards to each of our named executive officers. The grants to our named executive officers effective August 17, 2009 were: Mr. Aslett, 120,000 restricted shares; Mr. Hult, 42,000 restricted shares; Mr. Saline, 12,000 restricted shares; Mr. Thibaud, 92,500 restricted shares; and Mr. Van Adzin, 18,000 restricted shares. These grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.

Subsequent to fiscal year 2010, effective August 16, 2010, we granted restricted stock awards to each of our named executive officers (other than Mr. Van Adzin who departed Mercury effective July 2, 2010). The grants to our named executive officers effective August 16, 2010 were: Mr. Aslett, 85,000 restricted shares; Mr. Hult, 30,500 restricted shares; Mr. Saline, 10,000 restricted shares; and Mr. Thibaud, 50,000 restricted shares. Since these awards occurred during fiscal year 2011, they are not reflected in the Outstanding Equity Awards at Fiscal Year-End Table for fiscal year 2010 included in this proxy statement. These grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives. In addition, the stock price used to determine the fiscal year 2011 equity grants was approximately 30% higher than the stock price at the grant date for the fiscal 2010 equity awards, which accounts for the significant reduction in the number of shares required to deliver competitive market value.

Employee Benefits

We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (up to $400,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay as contributed by the individual to the 401(k) plan (subject to IRS limits on contributions); and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.

Perquisites and Personal Benefits

We provide our executive officers with up to $2,000 annually for personal tax and financial planning services.

Employment and Severance Agreements

While we do not generally enter into contractual commitments with our executive officers regarding their compensation, we do recognize that there are circumstances in which it is in the best interests of Mercury and our shareholders to do so. In this regard, we have entered into an employment agreement with Mr. Aslett and a severance agreement with Mr. Thibaud, each as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements.

We entered into an employment agreement with Mr. Aslett in connection with his appointment as CEO in November 2007. Given the highly competitive market for executive talent, we believe that it was appropriate to enter into this agreement with Mr. Aslett in order to induce him to join our company. The agreement is intended to provide Mr. Aslett with certainty regarding his compensation so that he can attend to his assigned duties without distraction, while also allowing us flexibility to design a compensation program for Mr. Aslett based on our “pay-for-performance” philosophy. The agreement provides for an 18-month term, with one-year renewal periods. The employment agreement provides that Mr. Aslett will receive an initial annual base salary of $500,000 (subject to annual review by the Board), and that he will be eligible to participate in our annual executive bonus program in an amount determined by the Board. The employment agreement also provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

In addition, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. We believe that it was appropriate to enter into this agreement with Mr. Thibaud in order to provide him with certainty regarding his position so that he can attend to his assigned duties without distraction.

Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits, outplacement services and relocation expenses of Mr. Thibaud.

For more details, please refer to “Agreements with Named Executive Officers.”

Change in Control Severance Agreements

We recognize that Mercury, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. Our named executive officers have agreements designed to protect them against the loss of their positions and the loss of anticipated benefits under their unvested equity compensation awards following a change in control of Mercury. The agreements are intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executive officers in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control.”

Tax Deductibility of Compensation

Section 162(m) of the Code limits the deduction a public company is permitted for compensation paid to the CEO and to the three most highly compensated executive officers other than the CEO and CFO. Generally, amounts paid in excess of $1,000,000 to a covered executive cannot be deducted, unless the compensation is paid pursuant to a plan which is performance related, is non-discretionary, and has been approved by our shareholders. In its deliberations, the Compensation Committee considers ways to maximize deductibility of executive compensation, but, other than as discussed below, retains the discretion to compensate executive officers at levels the Compensation Committee considers commensurate with their responsibilities and achievements. For fiscal year 2010, the Compensation Committee adopted, and our shareholders approved, our Annual Executive Bonus Plan—Corporate Financial Performance that is designed to be Section 162(m) compliant. As such, payments under this plan, which are based on the achievement of objective corporate financial targets, should be excluded from the $1,000,000 limitation under Section 162(m).

How were the executive officers compensated for fiscal years 2008, 2009, and 2010?

The following table sets forth all compensation paid to our chief executive officer, our chief financial officer, and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last three fiscal years.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Mark Aslett	2010	$500,000	$—	$1,179,600	$—	$516,002	$—	$8,700	$2,204,302
President and Chief Executive Officer(7)	2009	500,000	—	—	1,445,500	451,443	—	13,104	2,410,047
	2008	306,692	—	1,615,990	2,828,000	233,333	—	3,846	4,987,861

Robert E. Hult	2010	290,000	—	412,860	—	180,874	—	7,925	891,659
Senior Vice President, Chief Financial Officer, and Treasurer	2009	290,000	—	—	—	157,276	—	7,597	454,873
	2008	273,846	58,583	—	618,860	58,000	—	8,409	1,017,698

Craig A. Saline	2010	200,000	—	117,960	—	103,950	—	8,745	430,655
Senior Vice President, Human Resources	2009	200,000	—	—	—	89,989	—	8,210	298,199

Didier M.C. Thibaud	2010	324,253	—	909,275	—	177,829	1,385	6,418	1,419,160
Senior Vice President and General Manager, Advanced Computing Solutions(8)	2009	310,904	—	—	—	153,880	1,590	105,931	572,305
	2008	309,195	19,191	—	267,220	99,750	—	70,255	765,611

Alex A. Van Adzin	2010	250,000	—	176,940	—	129,625	—	7,350	563,915
Former Vice President, General Counsel, and Secretary(9)

(1)	The amounts in this column reflect payments from our fiscal year 2008 special, one-time discretionary bonus pool.
(2)	This column represents the grant date fair value of restricted stock awards in accordance with FASB ASC Topic 718.
(3)	This column represents the grant date fair value of stock option awards in accordance with FASB ASC Topic 718.
(4)	The amounts in this column reflect payments under our annual executive bonus program.
(5)	The amounts in this column reflect the aggregate change in the actuarial present value of Mr. Thibaud’s accumulated benefit under the retirement indemnities pension plan for our French national employees. Amounts under the plan are payable in Euros and the amounts listed in the table above have been converted to dollars using the exchange rate in effect at the end of the applicable fiscal year. For fiscal year 2008, the aggregate change in actuarial present value was negative $5,894, and accordingly was not recorded in the table above.
(6)	The table below shows the components of this column for fiscal year 2010:

Name	401(k) Plan Matching Contribution(a)	Perquisites and Other Personal Benefits(b)	Total All Other Compensation
Mark Aslett	$7,350	$1,350	$8,700
Robert E. Hult	7,350	575	7,925
Craig A. Saline	7,350	1,395	8,745
Didier M.C. Thibaud	4,754	1,664	6,418
Alex A. Van Adzin	7,350	—	7,350

(a)	The amounts in this column represent our matching contributions allocated to each of the named executive officers who participate in our 401(k) retirement savings plan (subject to IRS limits on contributions to the 401(k) plan). All such matching contributions were fully vested upon contribution.
(b)	The amounts in this column include payments we made to or on behalf of the named executive officers for personal tax and financial planning.

(7)	Mr. Aslett was appointed President and Chief Executive Officer on November 19, 2007.
(8)	A portion of Mr. Thibaud’s salary in fiscal years 2008, 2009, and 2010 was paid in Euros. The salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. Amounts in the “All Other Compensation” column in fiscal years 2008 and 2009 reflect the reimbursement of relocation costs, including leased automobiles, in connection with his relocation to the United States from France, plus a tax gross-up in the applicable fiscal year for taxes related to the reimbursement of his relocation costs. The amounts in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns were paid in USD.
(9)	Mr. Van Adzin departed Mercury effective July 2, 2010. The grant date fair value of Mr. Van Adzin’s fiscal year 2010 restricted stock award does not reflect the forfeiture of the entire award upon his departure from Mercury.

Grants of Plan-Based Awards

The following table reflects: (i) the grant date fair value of equity awards granted to the named executive officers under the 2005 Plan during fiscal year 2010; and (ii) the possible cash amounts that could have been earned under each element (i.e., corporate financial performance, individual MBRs, and over-achievement awards) of our annual executive bonus program for fiscal year 2010. The actual payouts for fiscal year 2010 under our annual executive bonus program are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on p. 41.

Grants of Plan-Based Awards—Fiscal Year 2010

	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name			Threshold ($)	Target ($)	Maximum ($)
Mark Aslett
Restricted Stock	8/17/09	(2)	—	—	—	120,000	—	$—	$1,179,600
Corporate Financial Performance Bonus	(3)		187,500	375,000	375,000	—	—	—	—
MBR Bonus	(4)		—	125,000	125,000	—	—	—	—
Over-Achievement Award	(5)		—	—	500,000	—	—	—	—

Robert E. Hult
Restricted Stock	8/17/09	(2)	—	—	—	42,000	—	—	412,860
Corporate Financial Performance Bonus	(3)		67,500	130,500	130,500	—	—	—	—
MBR Bonus	(4)		—	43,500	43,500	—	—	—	—
Over-Achievement Award	(5)		—	—	174,000	—	—	—	—

Craig A. Saline
Restricted Stock	8/17/09	(2)	—	—	—	12,000	—	—	117,960
Corporate Financial Performance Bonus	(3)		37,500	75,000	75,000	—	—	—	—
MBR Bonus	(4)		—	25,000	25,000	—	—	—	—
Over-Achievement Award	(5)		—	—	100,000	—	—	—	—

Didier M.C. Thibaud(6)
Restricted Stock	8/17/09	(2)	—	—	—	92,500	—	—	909,275
Corporate Financial Performance Bonus	(3)		67,500	130,500	130,500	—	—	—	—
MBR Bonus	(4)		—	43,500	43,500	—	—	—	—
Over-Achievement Award	(5)		—	—	174,000	—	—	—	—

Alex A. Van Adzin
Restricted Stock	8/17/09	(2)	—	—	—	18,000	—	—	176,940
Corporate Financial Performance Bonus	(3)		46,875	93,750	93,750	—	—	—	—
MBR Bonus	(4)		—	31,250	31,250	—	—	—	—
Over-Achievement Award	(5)		—	—	125,000	—	—	—	—

(1)	The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.
(2)	This restricted stock award was granted under the 2005 Plan. The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.
(3)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate financial performance portion of our annual executive bonus program for fiscal year 2010 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal year 2010 were subject to the following payout formula:

Operating Income Attained	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
$17.5 million	50%	Threshold
Greater than $17.5 million but less than $23.1 million	Proportionate % between 50% and 100%	—
$23.1 million	100%	Target
Greater than $23.1 million	100%	Maximum

The actual payouts for fiscal year 2010 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(4)	The amounts shown in these rows reflect the possible cash amounts that could have been earned under the individual MBR performance portion of our annual executive bonus program for fiscal year 2010. The actual payouts for fiscal year 2010 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(5)	The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our annual executive bonus program for fiscal year 2010. There are no minimum or target payouts under the over-achievement portion of our bonus program, and the over-achievement bonus pool is only funded for fiscal year 2010 based on 25% of the amount by which actual operating income exceeded budgeted operating income. The actual payouts for fiscal year 2010 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(6)	Mr. Thibaud’s threshold, target, and maximum performance targets under our annual executive bonus program for fiscal year 2010 were based on a notional annual base salary of $290,000, and payments, if any, would have been made in USD. As explained in note 8 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual incentives. The Summary Compensation Table sets forth the base salary for each named executive officer, the value of any stock or option awards, payouts under our annual executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.

The potential payouts under our annual executive bonus program are set forth in the Grants of Plan-Based Awards Table. The corporate financial performance portion, the individual MBR performance portion, and the over-achievement portion of our annual executive bonus program are shown as separate line items as the threshold, target, and maximum amounts differ. The threshold targets for the corporate financial performance portion of the annual executive bonus program for fiscal year 2010 were met, and corporate financial performance bonuses were paid under the terms of the program. For fiscal year 2010, actual operating income exceeded budgeted operating income. The fiscal year 2010 over-achievement award pool was 25% of the excess of actual operating income over budgeted operating income, and the named executive officers received the following percentages of the over-achievement award pool: Mr. Aslett, 33.9% (or $34,752); Mr. Hult, 11.8% (or $12,094); Mr. Saline, 6.8% (or $6,950); Mr. Thibaud, 11.8% (or $12,094); and Mr. Van Adzin, 8.5% (or $8,688). On an aggregate basis, in fiscal year 2010, our executives earned over-achievement awards of $0.1 million out of a total potential (i.e. capped) pool of $1.5 million. The fiscal year 2010 over-achievement awards earned were equal to approximately 7% of the cap on such awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the closing price ($11.73) of our common stock on the NASDAQ Global Select Market on June 30, 2010, the last trading day of fiscal year 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	100,000	100,000	(2)	$14.14	11/21/2017	57,142	(3)	$670,276
	43,750	131,250	(4)	8.26	8/21/2015	120,000	(5)	1,407,600

Robert E. Hult	100,000			28.00	2/23/2014	42,000	(5)	492,660
	62,000			16.36	6/1/2016
	9,375	3,125	(6)	13.07	6/5/2017
	25,000			15.10	12/14/2017
	14,000	14,000	(7)(8)	8.62	6/10/2015

Craig A. Saline	7,500	2,500	(6)	13.07	6/5/2017	12,000	(5)	140,760
	7,500	7,500	(7)(11)	8.62	6/10/2015

Didier M.C. Thibaud	10,000			26.875	7/31/2010	92,500	(5)	1,085,025
	2,440			25.55	9/10/2011
	12,000			37.15	10/15/2011
	30,000			19.01	8/2/2012
	15,000			19.03	7/28/2013
	20,000			23.46	7/28/2014
	77,000			16.36	6/1/2016
	22,500	7,500	(6)	13.07	6/5/2017
	15,500	15,500	(7)	8.62	6/10/2015

Alex A. Van Adzin	25,000	25,000	(8)	4.61	3/17/2015	18,000	(5)	211,140

(1)	All option and stock awards are subject to time-based vesting. Accordingly, there are no unearned option or stock awards outstanding. Securities underlying options are shares of our common stock.
(2)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee as of each such date.
(3)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (November 21, 2007), contingent in each case on the executive remaining an employee as of each such date.
(4)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (August 21, 2008), contingent in each case on the executive remaining an employee as of each such date.
(5)	These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 17, 2009), contingent in each case on the executive remaining an employee as of each such date.
(6)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (June 5, 2007), contingent in each case on the executive remaining an employee as of each such date.

(7)	These stock options awards vest in four equal installments on each of the first four anniversaries of the grant date (June 10, 2008), contingent in each case on the executive remaining an employee as of each such date.
(8)	These stock option awards vest in four equal installments on each of the first four anniversaries of the grant date (March 17, 2008), contingent on Mr. Van Adzin remaining an employee as of each such date.

Options Exercised and Stock Vested

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.

Option Exercises and Stock Vested—Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	$—	28,571	$309,995
Robert E. Hult	—	—	10,505	106,820
Craig A. Saline	—	—	5,625	56,510
Didier M.C. Thibaud	—	—	13,738	142,087
Alex A. Van Adzin	—	—	—	—

Pension Benefits

The following table shows the actuarial present value of the pension benefit for the named executive officers as of June 30, 2010, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2010. The retirement indemnities pension plan covers eligible French national employees as required by French law. During fiscal year 2010, Mr. Thibaud was the only named executive officer to participate in the plan.

Pension Benefits—Fiscal Year 2010

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Fiscal Year 2010
		(#)	($)	($)
Didier M.C. Thibaud	Retirement Indemnities Pension Plan	12.9	$45,829	$—

(1)	The actuarial present value of Mr. Thibaud’s pension benefit as of June 30, 2010, is calculated in Euros. The dollar amount set forth above reflects the exchange rate at June 30, 2010. The actuarial present value assumes a 3.8% discount rate and an age of retirement of 63 years.

Potential Payments upon Termination of Employment or Change in Control

Potential Payments to Mr. Aslett upon Termination of Employment

In connection with his appointment as President and Chief Executive Officer in 2007, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”

“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.

“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to Mercury; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.

Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental, and vision program for 18 months.

The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement on June 30, 2010 had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance(1)	Health Benefits(2)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,000,000	$19,931	$1,019,931

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our annual executive bonus program for fiscal year 2010.
(2)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of June 30, 2010, and the costs associated with such coverage on that date.

Potential Payments to Mr. Thibaud upon Termination of Employment

We also entered into a severance agreement with Mr. Thibaud in fiscal year 2008 in connection with his relocation to the United States, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Mr. Thibaud’s agreement provides for termination and severance benefits in the case of a termination of Mr. Thibaud’s employment by us without “cause” or by Mr. Thibaud for “good reason.”

“Cause” is defined in the agreement to include: (1) the willful and continued failure by Mr. Thibaud to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of Mr. Thibaud by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by Mr. Thibaud in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on Mr. Thibaud’s part will be deemed “willful” unless committed or omitted by Mr. Thibaud in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.

“Good Reason” is defined in the agreement to include: (1) a material diminution in Mr. Thibaud’s responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in Mr. Thibaud’s annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which Mr. Thibaud provides services to Mercury. To terminate his employment for “good reason,” Mr. Thibaud must follow a specified process described in the agreement.

Under the agreement, if at any time prior to July 1, 2013, we terminate Mr. Thibaud’s employment without “cause” or Mr. Thibaud terminates his employment for “good reason,” then we will pay Mr. Thibaud a severance amount equal to one times his annual base salary, payable over a 12-month period. In such event, we also will pay for certain insurance benefits, outplacement services, and relocation expenses of Mr. Thibaud. In addition, Mr. Thibaud will be entitled to receive a tax “gross-up” payment with respect to the reimbursement of his relocation expenses, such that the net amount retained by Mr. Thibaud, after deduction of applicable taxes on the reimbursed costs and the gross-up payment, would be equal to the reimbursed costs.

The following chart illustrates the benefits that would have been received by Mr. Thibaud under his agreement on June 30, 2010 had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Thibaud upon the occurrence of such events, which amounts would only be known at the time that Mr. Thibaud became entitled to such benefits.

	Cash Severance(1)	Health Benefits(2)	Outplacement Services(3)	Reimbursement of Relocation Expenses(4)	Tax Gross-Up	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$290,000	$14,791	$30,000	$80,123	$49,004	$463,918

(1)	This amount equals one times Mr. Thibaud’s annual base salary.
(2)	The value of health and dental insurance benefits is based on the estimated cost of coverage for Mr. Thibaud as of June 30, 2010. We did not provide health or dental insurance for Mr. Thibaud as of June 30, 2010.
(3)	This amount represents the maximum amount of outplacement services to which Mr. Thibaud is entitled under the agreement.
(4)	This amount has been estimated based on the relocation expenses reimbursed by us during fiscal years 2008 and 2009 upon Mr. Thibaud’s relocation from France to the United States.

Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.

Chief Executive Officer

The CEO is entitled to severance benefits if, within 24 months after a change in control of Mercury, the CEO’s employment is terminated (1) by us other than for “cause” or disability or (2) by the CEO for “good reason.” “Cause” is defined in the agreement to include the CEO’s willful failure to perform his duties, conviction of the executive for a felony, and the CEO’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in the agreement to include an adverse change in the CEO’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the CEO’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the CEO’s principal office.

Severance benefits under the agreement include the following:

•	a lump sum cash payment equal to two times the sum of the CEO’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.

•

In addition, if the CEO’s employment is terminated within 24 months after a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the CEO releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with Mercury providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.

The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by Mercury of the CEO’s legal fees and expenses incurred in connection with good faith disputes under the agreement.

The agreement continues in effect through June 30, 2012, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time. The agreement has no further force and effect if either party terminates the CEO’s employment before a change in control, except that any such termination by us without “cause” or by the CEO for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the CEO to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

Non-CEO Executives

The executive is entitled to severance benefits if, within 12 months after a change in control of Mercury, the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in health and benefit plans on the same basis as other peer executives at Mercury, and a significant relocation of the executive’s principal office.

Severance benefits under each agreement include the following:

•

a lump sum cash payment equal to one times the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

•

In addition, if the executive’s employment is terminated within 12 months after a change in control, vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the executive releasing all his claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.

Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.

The agreements continue in effect through June 30, 2012, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for 12 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time. Each agreement has no further force and effect if either party terminates the executive’s employment before a change in control, except that any such termination by us without “cause” or by the executive for “good reason” during a “potential change in control period” (as defined in the agreement) will entitle the executive to the benefits under the agreement described above (other than the accelerated vesting of stock awards).

Name	Salary/Bonus Lump Sum	Stock Option Acceleration(1)	Restricted Stock Acceleration(2)	Outplacement Services(3)	Health Benefits(4)	Total
Mark Aslett	$2,000,000	$2,712,563	$2,077,876	$45,000	$26,575	$6,862,014
Robert E. Hult	464,000	43,540	492,680	45,000	14,827	1,060,047
Craig A. Saline	300,000	23,325	140,760	45,000	13,850	522,935
Didier M.C. Thibaud	464,000	48,205	1,085,025	45,000	22,186	1,664,416

(1)	The amounts shown in this column represent the difference between the closing price of our common stock on the NASDAQ Global Select Market on June 30, 2010 ($11.73) and the exercise price of any in-the-money unvested stock option which would have become exercisable upon the occurrence of a change in control, multiplied in each case by the number of shares subject to such option.

(2)	The amounts shown in this column represent the closing price of our common stock on the NASDAQ Global Select Market on June 30, 2010 ($11.73) multiplied by the number of restricted shares that would have vested upon the occurrence of a change in control.
(3)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.
(4)	The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of June 30, 2010 and the costs associated with such coverage on such date. We provided only dental insurance for Mr. Hult as of June 30, 2010 and did not provide health or dental insurance for Mr. Thibaud as of June 30, 2010. Amounts for Messrs. Hult and Thibaud are estimates based on the coverage they would be eligible to receive under the agreement.

Agreements with Named Executive Officers

Employment Agreement with Mr. Aslett

On November 19, 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but will automatically renew for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. On September 14, 2009, we amended Mr. Aslett’s employment agreement to reflect that we terminated the Long Term Incentive Plan and that he is entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program.

The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”

Severance Agreement with Mr. Thibaud

On March 27, 2008, we entered into a severance agreement with Mr. Thibaud in connection with his relocation to the United States. Under the agreement, Mr. Thibaud is entitled to certain termination and severance benefits if at any time prior to July 1, 2013, we terminate his employment without “cause” or Mr. Thibaud terminates his employment for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Thibaud upon Termination of Employment.”

Change-in-Control Agreements

We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2010.

By the Compensation Committee of the Board of

Directors of Mercury Computer Systems, Inc.

George W. Chamillard, Chairman

Vincent Vitto

Dr. Richard P. Wishner

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited financial statements for the fiscal year ended June 30, 2010. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee reviewed Mercury’s audited financial statements for the fiscal year ended June 30, 2010, and discussed these financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with Mercury’s independent registered public accounting firm. That Statement requires the independent registered public accounting firm to ensure that the Audit Committee received information regarding the scope and results of the audit. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has discussed with the independent registered public accounting firm its independence.

Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2010.

By the Audit Committee of the Board of

Directors of Mercury Computer Systems, Inc.

Lee C. Steele, Chairman

Dr. Albert P. Belle Isle

William K. O’Brien

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as the independent registered public accounting firm to examine Mercury’s consolidated financial statements for the fiscal year ending June 30, 2011. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2010 and 2009. A representative of KPMG is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.

What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?

The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2010 and 2009 were as follows:

	2010	2009
Audit	$910,884	$1,413,673
Audit-Related	5,000	10,000
Tax	221,828	170,500
All Other	22,700	—

	$1,160,412	$1,594,173

Audit fees for fiscal years 2010 and 2009 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as statutory audits and reviews of the financial statements included in each of our quarterly reports on Form 10-Q.

Audit-related fees for fiscal years 2010 and 2009 were for consents relating to registration statements in each fiscal year.

Tax fees for fiscal years 2010 and 2009 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations.

All other fees for fiscal year 2010 were for professional services relating to due diligence for potential acquisitions and for work related to the dispositions of our Visage Imaging and Visualization Sciences Group businesses.

What is the Audit Committee’s pre-approval policy?

The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $50,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by our independent registered public accounting firm if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved by the committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit. During fiscal years 2010 and 2009, none of the non-audit services provided to us by our independent registered public accounting firm were required to be approved by the Audit Committee pursuant to the so-called “de minimis” exception described above.

The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, George W. Chamillard, Vincent Vitto, and Dr. Richard P. Wishner served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2010, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with, except as follows. A Form 4 reporting a sale of 500 shares on February 10, 2010, by Richard P. Wishner, was filed late on February 19, 2010.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2011 annual meeting of shareholders must be received at our principal executive offices on or before May 24, 2011. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2011 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Corporation Secretary on or before August 7, 2011. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2010 (without exhibits) without charge by writing to: Investor Relations, Mercury Computer Systems, Inc., 201 Riverneck Road, Chelmsford, Massachusetts 01824.

By Order of the Board of Directors

GERALD M. HAINES II
Secretary

Chelmsford, Massachusetts

September 20, 2010

Appendix A

MERCURY COMPUTER SYSTEMS, INC.

AMENDED AND RESTATED

2005 STOCK INCENTIVE PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Mercury Computer Systems, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective officers) of Mercury Computer Systems, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company and to induce qualified individuals who have received offers of employment to become officers of the Company to enter and remain in the employ of the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards and Restricted Stock Awards.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Effective Date” means the date on which the Plan is approved by shareholders as set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means if the shares of Stock are listed on any national securities exchange, or traded on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) National Global Market or another national securities exchange, the closing price reported on Nasdaq or such other exchange on such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open. If the fair market value cannot be determined under the preceding two sentences, it shall be determined in good faith by the Administrator.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.01 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by the Committee (the “Administrator”).

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)	to select the individuals to whom Awards may from time to time be granted;

(ii)	to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards and Deferred Stock Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii)	to determine the number of shares of Stock to be covered by any Award;

(iv)	to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v)	subject to the provisions of Sections 7(d) and 8(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)	subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options and Stock Appreciation Rights may be exercised; and

(vii)	at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

Notwithstanding the foregoing, the Administrator’s power and authority to make grants under the Plan shall be subject to the right of the Board, upon its request, to ratify Awards granted to the Chairman and other individuals specified by the Board, and in such event, the date of grant shall be the date of Board ratification.

(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company or any person designated by the Board as an “executive officer” as defined in Rule 3b-7 under the Exchange Act all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Detrimental Activity. Unless the award agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any Award (whether vested or unvested, exercised or unexercised) at any time if the recipient is not in compliance with all applicable provisions of the award agreement and the Plan, or if the recipient engages in any “Detrimental Activity.” For purposes of this Section 2, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Employee Confidentiality Agreement or such other agreement regarding confidential information and intellectual property that the recipient the Company may enter into (collectively, the “Confidentiality Agreement”), relating to the business of the Company, acquired by the recipient either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Confidentiality Agreement or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the recipient during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) activity that results in termination of the recipient’s employment for cause; (v) a material violation of any rules, policies, procedures or guidelines of the Company; (vi) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (vii) the recipient being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company.

(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,092,264 (which number represents 1,942,264 shares originally reserved under the Plan, plus an additional 650,000 shares reserved upon the 2008 amendment and restatement of the Plan, plus an additional 1,500,000 shares reserved upon the 2009 amendment and restatement of the Plan, plus an additional 1,000,000 shares), subject to adjustment as provided in Section 3(c). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, are canceled, expire or are terminated (other than by exercise) under (i) this Plan or (ii) from and after November 14, 2005, the Mercury Computer Systems, Inc. 1997 Stock Option Plan (the “1997 Plan”) shall be added to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations and Section 3(c), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and provided, further, that in no event may Incentive Stock Options granted under the Plan exceed 5,092,264 shares of Stock. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one and seventy-seven one hundredths (1.77) shares of Stock for each such share actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares available for issuance under Section 3(a), as an Award of one share of Stock for each such share actually subject to the Award.

(c) Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights)

as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d) Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding vested and exercisable Options and Stock Appreciation Rights held by such grantee.

Notwithstanding anything to the contrary in this Section 3(d), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding vested and exercisable Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to such outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.	ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and qualified individuals who have received offers of employment to become officers of the Company) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a) Grant of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven years after the date the Stock Option is granted.

(d) Exercisability; Rights of a Shareholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased; provided, however, that no Stock Option may be partially exercised with respect to fewer than 50 shares. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(i)	In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)	Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(iii)	By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)	Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable; provided, however, that no Stock Appreciation Right may be partially exercised with respect to fewer than 50 shares.

(ii)	Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the applicable portion of any related Option shall be surrendered.

(iii)	The term of a Stock Appreciation Right may not exceed seven years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or risk of forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event that any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock granted to employees with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.	DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid but for the deferral.

(c) Rights as a Shareholder. During the deferral period, a grantee shall have no rights as a shareholder; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 15 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a) Performance Criteria. The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following criteria at the Company, Subsidiary, business unit or business segment level as appropriate: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels; (iii) bookings or revenue growth; (iv) bookings or revenues; (v) operating income as a percentage of sales; (vi) total shareholder return; (vii) changes in the market price of the Stock; (viii) sales or market share; (ix) earnings per share; (x) improvements in operating margins; (xi) operating cash flow or free cash flow; (xii) working capital improvements; and (xiii) design wins or entering into contracts with key customers.

(b) Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 Shares (subject to adjustment as provided in Section 3(c) hereof).

SECTION 10.	TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 10(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action. Notwithstanding Section 10(a), the Administrator, in its discretion, may provide either in the Award agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member. For purposes of Section 10(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 11.	TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 12.	CHANGE OF CONTROL

(a) Occurrence of Change of Control. If within six months following the consummation of a Change of Control of the Company, as defined in Section 12(b)(i), the employment of a grantee with a minimum of six months of service with the Company or any of its Subsidiaries as of the effective date of such Change of Control (the “Effective Date”) is involuntarily terminated, then (i) if such Change in Control does not constitute a Sale Event, 50% of the unvested Awards of such grantee will automatically be fully vested, (ii) if such Change in Control constitutes a Sale Event and provision is made for the assumption or continuation of Awards hereunder, or the substitution of such Awards with new Awards of the successor entity or parent thereof, 50% of the unvested assumed, continued or substituted Awards will automatically be fully vested, and (iii) if such Change in Control constitutes a Sale Event and provision is not made for the assumption, continuation or substitution of Awards hereunder, such that all of the unvested Awards of such grantee terminated upon consummation of the Sale Event without any payment with respect thereto, the grantee will be entitled to receive a cash payment equal to the difference between (x) the Sale Price multiplied by the number of shares of Stock subject to 50% of such grantee’s unvested Awards as of the consummation of the Sale Event and (y) the aggregate exercise price of such unvested Awards. Notwithstanding the foregoing, in the event that the fair market value (less any exercise price) of the Awards subject to automatic vesting or any cash payment to which the grantee may become entitled in accordance with the preceding sentence exceeds $25,000 as of the date of termination of employment, then such vesting or payment shall be conditioned upon the grantee executing and failing to revoke during any applicable revocation period a general release of all claims against the Company and its Subsidiaries and affiliates in a form acceptable to the Company or its successor within 60 days of such termination. For purposes hereof, a grantee’s employment with the Company or any Subsidiary is considered “involuntarily terminated” if the Company or any Subsidiary terminates such grantee’s employment with the Company or such Subsidiary without Cause, as defined in Section 12(b)(ii), or such grantee resigns his or her employment with the Company or such Subsidiary for Good Reason, as defined in Section 12(b)(iii). Notwithstanding the foregoing, in the event the Change of Control of the Company is not approved by the Board of Directors, all of the outstanding Awards will automatically become fully vested upon the consummation of the Change of Control of the Company. Further, all of the outstanding Awards held by Non-Employee Directors will automatically become fully vested upon the consummation of a Change of Control of the Company.

(b) Definitions. For purposes of the Plan:

(i)	A “Change of Control of the Company” shall be deemed to have occurred upon the occurrence of any of the following events:

(A)	any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (C) below); or

(B)	persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(C)	the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the shareholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).

Notwithstanding the foregoing, a “Change of Control of the Company” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change of Control of the Company” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)	“Cause” shall mean (A) conduct by the grantee constituting a material act of willful misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its Subsidiaries other than the occasional, customary and de minimis use of the Company or its Subsidiaries’ property for personal purposes; (B) the commission by the grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the grantee that would reasonably be expected to result in material injury to the Company or any of its Subsidiaries; (C) the grantee’s willful and continued failure to perform his or her duties with the Company and its Subsidiaries (other than any failure resulting from incapacity due to physical or mental illness), which continues 30 days after a written demand of performance is delivered to the grantee by any Senior Vice President or Vice President of the Company, which identifies the manner in which such person believes that the grantee has not performed his or her duties; (D) a violation by the grantee of the employment policies of the Company and its Subsidiaries which has continued following written notice of such violation from any Senior Vice President or Vice President of the Company; or (E) the grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(iii)	“Good Reason” shall mean (A) a reduction in the grantee’s annual cash base salary as in effect on the Effective Date, except for across-the-board reductions similarly affecting all or substantially all Company employees; or (B) a relocation whereby the Company or any Subsidiary requires the grantee to be principally based at any office or location that is more than 50 miles from the grantee’s office on the Effective Date; provided that the reasons set forth above will not constitute “Good Reason” unless, within 30 days after the first occurrence of such Good Reason event, the grantee shall have given written notice to the Company specifically identifying the event that the grantee believes constitutes Good Reason and the Company, or, if applicable, its Subsidiary, has not remedied such event within a reasonable cure period of not less than 30 days after the Company’s receipt of such notice.

SECTION 13.	ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is granted with an exercise price of less than 100 percent of the Fair Market Value on the date of grant (regardless of whether or not such exercise price is intentionally or unintentionally priced at less than Fair Market Value), or such grant is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution. Except as provided in Section 13(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i)	Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii)	Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 13(a)(ii) may not be made before the date that is six months after the date of separation from service.

(iii)	Death. The date of death of the 409A Award grantee.

(iv)	Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 13(c)(ii) hereof).

(v)	Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 13(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi)	Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 13(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within 12 months of the Change in Control Event.

(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 13(a) hereof, except in the case of one of the following events:

(i)	Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii)	Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii)	Change in Control Event. The Administrator may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within 12 months of the Change in Control Event and cancel the 409A Award for compensation.

(c) Definitions. Solely for purposes of this Section 13 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i)	“Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in regulations promulgated under Section 409A).

(ii)	“Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii)	“Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 14.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15.	AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants unless the Administrator proposes for shareholder vote, and shareholders approve, such reduction or such cancellation and re-grant. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 16.	STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Stock Certificates or uncertified Stock for any Restricted Stock Award shall be delivered to the Secretary of the Company to be held in escrow until the Award becomes vested.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s applicable insider trading policy and procedures, as in effect from time to time.

SECTION 18.	EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present. Subject to such approval by the shareholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after November 17, 2018 and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the restated Plan is approved by the Board.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE INITIALLY APPROVED BY BOARD OF DIRECTORS: September 14, 2005

DATE INITIALLY APPROVED BY SHAREHOLDERS: November 14, 2005

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: October 10, 2008

DATE RESTATEMENT APPROVED BY SHAREHOLDERS: November 17, 2008

DATE AMENDED: April 22, 2009

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 14, 2009

DATE RESTATEMENT APPROVED BY SHAREHOLDERS: October 21, 2009

DATE RESTATEMENT APPROVED BY BOARD OF DIRECTORS: September 14, 2010

DATE RESTATEMENT APPROVED BY SHAREHOLDERS:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Class I Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - James K. Bass	☐	☐	02 - Michael A. Daniels	☐	☐	03 - Lee C. Steele	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve the amendment and restatement of the Mercury Computer Systems, Inc. 2005 Stock Incentive Plan described in the Proxy Statement.	☐	☐	☐	3.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on October 21, 2010.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Computer Systems, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 21, 2010:

The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report to Shareholders are available at www. edocumentview.com/MRCY.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Mercury Computer Systems, Inc.

201 RIVERNECK ROAD

CHELMSFORD, MASSACHUSETTS 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Robert E. Hult, and Gerald M. Haines II, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Computer Systems, Inc. to be held on October 21, 2010 at 8:00 a.m., local time, at Mercury’s offices, 201 Riverneck Road, Chelmsford, Massachusetts 01821, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTOR LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, FOR THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN DESCRIBED IN THE PROXY STATEMENT, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.